Exhibit (a)(7)

                      LEHIGH TAX CREDIT PARTNERS III L.L.C.
                               625 Madison Avenue
                            New York, New York 10022

                                                               December 14, 1998

            OFFER TO PURCHASE EXTENDED TO THURSDAY, DECEMBER 24, 1998
                                       AT
                                  $750 PER BAC

To BACs holders in Independence Tax Credit Plus L.P. IV:

                  Lehigh Tax Credit Partners III L.L.C., a Delaware limited liability company (the "Purchaser"), has extended its offer to purchase up to 11,461 of the outstanding Beneficial Assignment Certificates ("BACs") representing assignments of limited partnership interests of Independence Tax Credit Plus L.P. IV (the "Partnership") for a cash purchase price of $750 per BAC, net to the seller in cash, upon the terms and subject to the conditions in the Offer to Purchase, dated October 14, 1998 and the related Letter of Transmittal, as previously supplemented by letter dated November 13, 1998 as further supplemented by the enclosed Supplement dated December 14, 1998 (the "Supplement") (which together constitute the "Offer"). UNLESS EXTENDED BY THE PURCHASER, THE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 24, 1998. Except as described in the Supplement, all other terms and conditions of the Offer remain unchanged.

                  You should note that the Purchase Price remains at $750 per BAC despite the fact that the original Offer contemplated that the Purchase Price would be reduced by $14 per BAC if BACs were transferred after December 15, 1998. Furthermore, all investors who tender their BACs will now be entitled to receive the benefit of additional tax credits applicable to their BACs for the month of December (as well as any additional tax losses which may be recognized in December).

                  If you have already tendered your BACs pursuant to the Offer, we appreciate your participation and no further action is required.

                  If you have not already tendered and wish to do so now, please complete the Letter of Transmittal previously sent to you with the Offer and forward it to the Purchaser. If you need another copy of the Letter of Transmittal or have any question regarding the Offer, please contact Christy Corgan at 1-800-600-6422 (ext. 2040).


                                           LEHIGH TAX CREDIT PARTNERS III L.L.C.